Item 5.  OTHER EVENTS

         Gulfport Energy Corporation announced today that its President, Mark Liddell, died December 24, 1999. Mr. Liddell joined the Company as a Director in July of 1997 and subsequently became President in 1998.

         Gulfport Energy Corporation is an independent oil and gas producer specializing in the development of mature oil and gas fields in south Louisiana. The Company's operations are centered in one of the oldest and historically most prolific oil and gas regions in the United States. The Board of Directors and the Chief Executive Officer, Mike Liddell, plan to continue to exploit the Company's extensive reserve base through drilling and recompletion projects.

                              Gulfport Energy Corporation
                              By: /s/ MIKE LIDDELL
                                        Mike Liddell
                                      Chief Executive Officer


Date:  December 27, 1999